                                      Frontier Corporation

Frontier Press Release                180 South Clinton Avenue
                                      Rochester, NY 14646


DATE:     February 27, 1995

CONTACT:  Frontier Corporation
          Catherine A. Duda, 716-777-5897 (Media)
          Philip H. Yawman,  716-777-6179 (Investors)

          WCT
          Martin Nason, 805-963-2423


SUMMARY:  Frontier and WCT Finalize Definitive Agreement on
          Acquisition of WCT


Rochester, New York -- February 27, 1995 -- Frontier Corporation (NYSE: FRO) and WCT Communications, Inc. (NASDAQ: WCTI) today announced that they have finalized and signed the definitive agreement on the renegotiated terms of Frontier's acquisition of WCT. The definitive agreement is subject to the approval of WCT's Board of Directors and, thereafter, of Frontier's Board of Directors by no later than March 3, 1995.

     As contemplated by the prior announcement of the parties, Frontier Corporation will pay approximately $79.8 million in cash for all of the outstanding shares of WCT. The agreement provides that each public shareowner of WCT will receive $5.875 per share upon completion of the transaction, while Richard Frockt, chairman and chief executive officer of WCT will receive $3.75 per share. The effective average price per share to be paid by Frontier will be approximately $5.37 excluding the value of any outstanding options which are exercised.

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     As also previously announced, the agreement includes several financial requirements relative to WCT's performance between now and the closing of the transaction. The transaction is subject to a vote of WCT's shareowners, as well as regulatory approvals. At this time, the transaction is expected to close in May.

    WCT, which reported revenues of $76 million for the 6 months ended December 31, 1994, has service in 45 states and switches in Los Angeles, San Francisco, Chicago, Dallas, Philadelphia,
Atlanta and Seattle. Frontier plans to blend WCT's network into the existing nine-switch network maintained by Frontier
Communications International, formerly RCI Long Distance.

    Frontier Communications International provides a full range of long distance voice, video and data communications services for business and residential customers in the Northeast, Midwest, Mid-Atlantic and several Southern states. The long distance operation had revenues in excess of $330 million in 1994. Frontier Corporation, a holding company formed on January 1, 1995, is a provider of integrated telecommunications solutions to more than 1.5 million customers through its long distance, local telephone and wireless communications operations. The company was chartered in 1920 as Rochester Telephone Corporation.